UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 29, 2009

WESTERN REFINING, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32721 (Commission File Number)	20-3472415 (IRS Employer Identification Number)

123 W. Mills Ave., Suite 200 El Paso, Texas 79901 (Address of principal executive offices)

(915) 534-1400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                  Entry into a Material Definitive Agreement

On May 29, 2009 we amended our Credit Facilities to permit the issuance of the senior secured notes and the convertible senior notes. In addition, the amendments modify the financial covenants described under Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources— Indebtedness” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 upon the reduction of the principal amount of term loans outstanding under our Term Loan Credit Agreement to an amount of $800 million or less. If we reduce the principal outstanding amount of term loans under our Term Loan Credit Agreement to $800 million or less on or before September 30, 2010, then our minimum consolidated interest coverage ratio will be 2.00 to 1.00 and our maximum consolidated leverage ratio will be 4.50 to 1.00 through September 30, 2010, and, as of December 31, 2010 and each fiscal quarter thereafter, our minimum consolidated interest coverage ratio will be 2.50 to 1.00 and our maximum consolidated leverage ratio will be 4.00 to 1.00. If we reduce the principal outstanding amount of term loans under our Term Loan Credit Agreement to $800 million or less after September 30, 2010, then our minimum consolidated interest coverage ratio will be 2.50 to 1.00 and our maximum consolidated leverage ratio will be 4.00 to 1.00 thereafter. The amendments also eliminate the maximum consolidated senior leverage ratio upon the reduction of the outstanding principal amount of term loans under our Term Loan Credit Agreement to $800 million or less. The restricted payments covenant in both Credit Facilities were also amended to allow for payments of interest and principal on convertible and exchangeable debt securities and cash payments upon the conversion or exchange of such securities to be paid. From and after the time that the outstanding principal amount of term loans under our Term Loan Credit Agreement is reduced to or below $800 million, the applicable interest rate for borrowings under the Term Loan Credit Agreement shall be LIBOR plus 6.00%, subject to an interest rate floor of 3.25% per annum, in the case of Eurodollar rate borrowings, and base rate plus 5.00% per annum, in the case of base rate borrowings. In respect of the amendment to the Revolving Credit Agreement, the Company paid an amendment fee to lenders executing the amendment equal to 0.25% of the commitments of each lender that executed the amendment. Additionally, the 2008 Letter of Credit Facility was terminated in connection with the amendment of the Revolving Credit Agreement.

The above description of the amendments does not purport to be a complete statement of the parties’ rights and obligations under the agreements. The amendments to the Term Loan Credit Agreement and Revolving Credit Agreement are filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K. The description of the material terms of the amendments is qualified in its entirety by reference to such exhibits.

Item 9.01                  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
Exhibit 10.1
Second Amendment to the Term Loan Credit Agreement, dated as of May 29, 2009, among the Company, as Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, amending that certain Term Loan Credit Agreement, dated May 31, 2007, as amended by the First Amendment to Term Loan Credit Agreement dated as of June 30, 2008

Exhibit 10.2
Second Amendment to the Revolving Credit Agreement dated as of May 29, 2009, among the Company, as Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, amending that certain Revolving Credit Agreement, dated May 31, 2007, as amended by the First Amendment to Revolving Credit Agreement dated as of June 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN REFINING, INC.

By:	/s/ Lowry Barfield
	Name:	Lowry Barfield
	Title:	Senior Vice President – Legal, General Counsel and Secretary

Dated: June 2, 2009